Exhibit 99.1

NOMAD Increases Voyager Fleet Energy Storage by up to 56%, Bringing Eagle and Falcon to 2.025 MWh

Boca Raton, Fla., July 8, 2026 – NOMAD Power Solutions, Inc. (“NOMAD” or the “Company”) (Nasdaq: NMAD), through its wholly owned subsidiary, Nomad Transportable Power Systems Inc., today announced the third-generation of its Voyager mobile energy storage series, headlined by a fleet-wide energy storage capacity increase. The third-generation upgrade raises standard usable storage on the Voyager Eagle and Falcon to 2.025 MWh each, and on the Voyager Hawk to 1.0 MWh, delivering more than 50% additional energy on every model without changing footprint, rated power output, or sub-one-hour deployment time. The increased capacity is standard on all new Voyager units going forward.

The third-generation Voyager builds on NOMAD’s partnership with Octillion Power Systems, integrating its prismatic LFP pack architecture to reach higher energy density in the same transportable, semi-trailer form factor. It reflects NOMAD’s approach of continually improving the platform as battery technology advances, rather than tying customers to a single generation of hardware.

For data center and hyperscale operators, who increasingly require BESS solutions that deliver more usable energy without consuming additional site footprint or extending permitting and installation timelines, this near-doubling of stored energy within the same transportable trailer platform is a clear differentiator, enabling operators to secure significantly more backup runtime and load-support capacity per pad position without redesigning power infrastructure.

The global battery energy storage market serving data centers is projected to grow from approximately $4.96 billion in 2026 to $18.79 billion by 2036, reflecting a compound annual growth rate of roughly 14%, as AI and hyperscale computing workloads continue to drive demand for resilient, rapidly deployable backup power.

The latest generation builds upon Nomad’s collaboration with Octillion Power Systems, utilizing advanced prismatic lithium iron phosphate (LFP) battery architecture to achieve substantially higher energy density within the same transportable semi-trailer platform. The enhancement reflects the Company’s commitment to continually advancing its mobile energy storage technology as battery innovation evolves.

The Capacity Delta

The upgrade delivers a step change in stored energy across all three Voyager models. Power ratings and voltage are held constant at 480V, so customers gain longer runtime and greater application flexibility from the same deployable unit.

●	Voyager Eagle: Storage increases from 1.3 MWh to 2.025 MWh, a gain of 0.725 MWh (up 56%). Rated power output remains 999 kW.

●	Voyager Falcon: Storage increases from 1.3 MWh to 2.025 MWh, a gain of 0.725 MWh (up 56%). Rated power output remains 500 kW.

●	Voyager Hawk: Storage increases from 664 kWh to 1.0 MWh, a gain of 336 kWh (up 51%). Rated power output remains 500 kW.

For end users, the added capacity translates directly into extended runtime at full load. The Voyager Eagle now delivers roughly 2.0 hours of discharge at its full 999 kW output, up from approximately 1.3 hours. The Voyager Falcon extends to roughly 4.0 hours at 500 kW, up from approximately 2.6 hours. The Voyager Hawk extends to roughly 2.0 hours at 500 kW, up from approximately 1.3 hours.

What the Increase Enables

The additional energy positions the Voyager fleet for longer-duration demand-charge management, extended emergency and disaster-response coverage, and larger events and industrial loads that previously required multiple units or diesel backup. Because power, footprint, and deployment time are unchanged, the same Voyager applications benefit from the higher capacity with no change to siting, transport, or interconnection requirements, and no compromise to the reliability customers depend on. Every unit remains transportable, autonomous, and ready in under one hour.

“This is about giving our customers more out of the exact same unit. Same footprint, same rated power, same sub-hour deployment, but over 50% more stored energy on every Voyager model,” said Chris McKay, Chief Operating Officer at NOMAD. “That extra runtime is the difference between covering a peak and covering an entire event, or between a partial and a full disaster response. It reflects the energy density we unlocked with our LFP pack architecture, and it is available across the fleet today.”

Prismatic LFP

The Voyager fleet uses Octillion’s prismatic LFP cell architecture with integrated liquid cooling and a dedicated chiller and HVAC system, maintaining performance across ambient temperatures. Units are designed to align with NFPA 855 fire safety codes and UL1973 certifications, with LFP systems undergoing UL9540A testing.

About NOMAD Power Solutions, Inc.

Founded in 2020, NOMAD, formerly LIXTE Biotechnology Holdings, is an AI energy infrastructure equipment and services platform focused on supporting the rapidly growing power and infrastructure requirements of artificial intelligence, cloud computing, and hyperscale data center operators. The Company is focused on capitalizing on the accelerating demand for reliable, scalable, and efficient energy infrastructure solutions driven by the global expansion of AI.

Historically, LIXTE Biotechnology Holdings, Inc. focused on the development of innovative cancer therapies and medical technologies. The Company continues to maintain and advance these oncology and medical technology assets while executing its primary strategic focus through NOMAD Power Solutions.

For more information, please visit https://ir.nomadpower.com/.

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements, include, but are not limited to, the Company’s third-generation technology for its Voyager mobile energy storage series. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

For more information about NOMAD, ir.info@nomadpower.com, contact:

General Phone: (631) 830-7092; Investor Phone: (888) 289-5533

or

PondelWilkinson Inc. Investor Relations, pwinvestor@pondel.com

Roger Pondel: (310) 279-5965; Laurie Berman: (310) 279-5962

Stephen Johnson, Media, sjohnson@nomadpower.com